EXHIBIT 11
                                CenturyTel, Inc.
                       COMPUTATIONS OF EARNINGS PER SHARE
                                  (UNAUDITED)

                                                                           Three months
                                                                          ended March 31,
---------------------------------------------------------------------------------------------
                                                                      2001              2000
---------------------------------------------------------------------------------------------
                                                               (Dollars, except per share amounts,
                                                                     and shares in thousands)

Income (Numerator):
Net income                                                       $   46,722            49,284
Dividends applicable to preferred stock                                (100)             (100)
---------------------------------------------------------------------------------------------

Net income applicable to common stock                                46,622            49,184
Dividends applicable to preferred stock                                 100               100
Interest on convertible securities, net of taxes                          -                33
---------------------------------------------------------------------------------------------

Net income as adjusted for purposes of computing
  diluted earnings per share                                     $   46,722            49,317
=============================================================================================

Shares (Denominator):
Weighted average number of shares:
      Outstanding during period                                     140,892           140,151
      Employee Stock Ownership Plan shares not
        committed to be released                                       (320)             (414)
---------------------------------------------------------------------------------------------

Number of shares for computing basic earnings per share             140,572           139,737

Incremental common shares attributable to dilutive securities:
      Conversion of convertible securities                              435               707
      Shares issuable under stock option plan                         1,475             1,284
---------------------------------------------------------------------------------------------

Number of shares as adjusted for purposes of computing
  diluted earnings per share                                        142,482           141,728
=============================================================================================

Basic earnings per share                                         $      .33               .35
=============================================================================================

Diluted earnings per share                                       $      .33               .35
=============================================================================================